UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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Filed by a Party other than the Registrant                   [   ]
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[X]	Preliminary Proxy Statement	[ ]	Confidential, for Use of the Commission
[ ]	Definitive Proxy Statement		Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to §240.14a-12
Bank of Granite Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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“Preliminary”
Bank of Granite
——— C O R P O R A T I O N ———

23 NORTH MAIN STREET
GRANITE FALLS, NORTH CAROLINA 28630
(704) 496-2000
Notice of Annual Meeting of Shareholders — April 24, 2006
TO OUR SHAREHOLDERS:
The Annual Meeting of Shareholders of Bank of Granite Corporation will be held on Monday, April 24, 2006 at 10:30 a.m. local time. The meeting will be held at the Holiday Inn — Select, 1385 Lenoir Rhyne Boulevard, S.E. (at Interstate 40, Exit #125), Hickory, North Carolina for the following purposes:
1.	To consider the election of eight persons named as directors/nominees in the Proxy Statement dated March 16, 2006, which accompanies the Notice;

2.	To consider the ratification of the selection of Deloitte & Touche LLP as Bank of Granite Corporation’s independent Certified Public Accountants for the fiscal year ending December 31, 2006;

3.	To consider an amendment (a copy of which is attached hereto as Appendix A) to the Certificate of Incorporation of Bank of Granite Corporation to increase the maximum number of members on the Board of Directors from nine to twelve.

IF YOUR SHARES ARE HELD THROUGH A BROKER, PLEASE PROVIDE YOUR BROKER WITH SPECIFIC INSTRUCTIONS AS TO YOUR VOTE ON PROPOSAL 3. YOUR BROKER IS NOT PERMITTED TO VOTE ON PROPOSAL 3 IN THE ABSENCE OF YOUR SPECIFIC INSTRUCTIONS, AND A BROKER NON-VOTE WILL HAVE THE EFFECT OF A VOTE AGAINST PROPOSAL 3.

4.	To transact such other business as may properly be brought before the meeting or any adjournment thereof.
Only shareholders of record at the close of business on March 1, 2006 are entitled to receive notice of, and to vote at, this meeting.
Bank of Granite Corporation’s 2006 Annual Shareholders Meeting Proxy Ballot, Proxy Statement and its 2005 Annual Report and Annual Report on Form 10-K are enclosed with this Notice.
YOUR VOTE AND PROMPT RESPONSE IS IMPORTANT. TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN YOUR PROXY IN THE ENVELOPE PROVIDED FOR THAT PURPOSE. IF YOU ATTEND THE MEETING, YOU MAY OF COURSE, WITHDRAW YOUR PROXY AND VOTE IN PERSON. YOUR PROMPT RESPONSE WILL SAVE YOUR COMPANY THE EXPENSES AND EXTRA WORK OF ADDITIONAL SOLICITATION.
You are cordially invited to attend a reception honoring John A. Forlines, Jr., and his 52-years of dedication to Bank of Granite upon his retirement last January. We look forward to celebrating with you immediately after the shareholders meeting on April 24, 2006.

By order of the Board of Directors
Bank of Granite Corporation

/s/ Charles M. Snipes
Granite Falls, North Carolina	CHARLES M. SNIPES
March 16, 2006	Chairman and Chief Executive Officer

Directions to
Bank of Granite Corporation’s
Annual Meeting
Directions to the Holiday Inn -Select in Hickory:
1.	Take Exit 125 frojm Interstate 40.

2.	If exiting from east bound Interstate 40, turn right onto Lenoir Rhyne Boulevard.

If exiting from westbound Interstate 40, turn left on to Lenoir Rhyne Boulevard.

3.	The Holiday Inn - Select will be 1 block on the left.
If needed, telephone numbers are:
Bank of Granite in Hickory - 823 345-6800
Holiday Inn - Select in Hickory - 828 323-1000

“Preliminary”
Bank of Granite
——— C O R P O R A T I O N ———

PROXY STATEMENT

SOLICITATION, VOTING AND REVOCABILITY OF PROXY
General
The accompanying Proxy is solicited by the Board of Directors of Bank of Granite Corporation (the “Company”) for use at the Annual Meeting of Shareholders to be held on April 24, 2006, and any adjournment thereof. The time and place of the meeting is set forth in the accompanying Notice of Meeting. The approximate date on which this Proxy Statement and the accompanying Proxy are first being sent or given to shareholders of the Company is March 23, 2006.
Copies of the Company’s Annual Report and its Annual Report on Form 10-K for 2005 are provided with this Proxy Statement and have been sent to each shareholder. Shareholders and other interested parties may also obtain the Company’s recent filings with the Securities and Exchange Commission (the “SEC”) from the Company’s Internet site at www.bankofgranite.com under “Investor Relations-Shareholder Reports,” or through the SEC’s Internet site at www.sec.gov by searching for the Company’s Central Index Key of 0000810689.
Solicitation
All expenses of preparing, printing, and mailing the Proxy and all material used in the solicitation thereof will be borne by the Company. In addition to the use of the mails, proxies may be solicited in person or by telephone by directors, officers, and other employees of the Company, none of whom will receive additional compensation for their services.
Revocability of Proxy
The accompanying Proxy shall be revocable at any time prior to its exercise by filing a written request with Kirby A. Tyndall, Secretary, Bank of Granite Corporation, P.O. Box 128, Granite Falls, North Carolina, 28630, by voting in person at the Shareholders’ Meeting, by presenting a duly executed proxy bearing a later date or by following instructions provided by a broker through which you hold your shares.
Voting Securities and Vote Required for Approval
At the close of business on March 1, 2006, the record date, the Company had 12,867,155 shares of Common Stock outstanding, par value $1.00 per share, which is the only class of stock outstanding. Only the holders of record of Common Stock of the Company at the close of business on March 1, 2006 are entitled to receive notice of the Annual Meeting of Shareholders and to vote on such matters to come before the Annual Meeting or any adjournment thereof.
Presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock of the Company entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting and any adjournment thereof.
Shares represented by proxies marked “Abstain” or “Withheld” and “broker non-votes” will be counted in determining whether a quorum is present, but will not be counted as having voted for or against the proposal in question. A “broker non-vote” is a proxy submitted by a broker that does not indicate a vote for some or all proposals because the broker does not have discretionary voting authority on some types of proposals and has not received instructions from its client as how to vote on such proposals.
Cumulative voting is not permitted, and shareholders do not have dissenters’ rights with respect to any of the matters to be considered.

Shareholders may designate a person or person other than those named in the enclosed Proxy to vote their shares at the Annual Meeting or any adjournment thereof. In each case where a shareholder has appropriately specified how the Proxy is to be voted, the Proxy will be voted in accordance with his or her specifications. Executed but unmarked Proxies that are returned to the Company will be voted (1) in favor of the slate of directors set forth in Proposal 1 (Election of Directors) and (2) in favor of Proposal 2 (Ratification of Deloitte & Touche LLP as the Company’s independent accountants). However, unmarked Proxies may not be counted in favor of Proposal 3 (Amendment to Increase Maximum Size of Board) and will have the effect of a vote “AGAINST” Proposal 3. As to any other matter or business that may be brought before the Annual Meeting or any adjournment thereof, a vote may be cast pursuant to the accompanying Proxy in accordance with the judgment of the person or persons voting the same. The Company’s management and Board of Directors do not know of any other matter or business to be brought before the shareholders at the Annual Meeting.
The affirmative vote of a plurality of shares of Common Stock present in person or represented by proxy at the meeting is required for Proposal 1 (Election of Directors). Plurality approval means that the director nominee with the most votes for a particular slot will be elected for that slot. Proposal 2 (Ratification of Selection of Accountants) will be deemed adopted if the number of shares voting in favor of the proposal is larger than the number of shares voting against the proposal. The affirmative vote of at least 67% of the outstanding shares of Common Stock is required for adoption of Proposal 3 (Amendment to Increase Maximum Size of Board). If your shares are held through a broker, it is important that you instruct your broker how to vote your shares on Proposal 3 using the instructions provided by your broker. If you do not instruct your broker how to vote your shares, it will have the same effect as a vote “AGAINST” Proposal 3.
The Board of Directors unanimously recommends a vote in favor of Proposals 1, 2 and 3.

PRINCIPAL HOLDERS OF VOTING SECURITIES
As of March 1, 2006, the Company’s records and other information available from outside sources indicated that the following shareholder was a beneficial owner of more than five percent (5%) of the outstanding shares of the Company’s Common Stock. The information below is as reported in the shareholder’s filings with the Securities and Exchange Commission. To the knowledge of the Company, no other individual shareholder beneficially owned more than five percent (5%) of the Company’s outstanding Common Stock on the record date.

	Amount and Nature of Beneficial Ownership
	Common Stock
Name	Shares	Percent of Class

John A. Forlines, Jr. (1)	698,627	5.43%
36 Pinewood Road
Granite Falls, North Carolina 28630

Notes: (1)	Mr. Forlines has sole voting and investment power with regard to 659,431 shares of Common Stock. Mr. Forlines has investment power with regard to options to purchase 20,188 shares of Common Stock under the Company’s Incentive Stock Option Plans, which options are exercisable within 90 days of January 8, 2006, the date of his retirement from the Company. In addition, Mr. Forlines has investment power with regard to 19,008 shares of Common Stock held in Bank of Granite’s “tax-qualified” retirement plans for the benefit of Mr. Forlines.
On the record date, the Company’s Common Stock was owned by approximately 6,100 individuals and other entities, holding stock either as holders of record, holders of shares registered in street name or as beneficial owners.
CORPORATE GOVERNANCE
The Company and its Board of Directors remains committed to ethical business practices, transparency in financial reporting and effective corporate governance. The Company periodically compares its corporate governance practices with those of other companies, both in and out of its industry, as well as the requirements of the Sarbanes-Oxley Act of 2002 and the Nasdaq Stock Market® in an effort to determine appropriate changes that serve to strengthen its corporate governance practices. Among the practices the Company believes add strength to its governance are the following:
General Practices
o	High ethical standards have long been a priority for the Company’s directors, management and employees.

o	The Company’s directors, management and employees have agreed to abide by the Company’s Ethics Policy.

o	A majority of the directors, six of the eight, have been determined to meet the Nasdaq criteria for “independent” directors.

o	The Company’s seven nonemployee directors meet no less frequently than twice per year without management.

o	The Company’s nonemployee directors have responsibility for management succession.

o	All loans to directors and their associates from the Company or its subsidiaries are approved by the Board of Directors and are made in compliance with the provisions of Federal Reserve Board Regulation O and are made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with others and do not involve more than the normal risk of collectibility or present other unfavorable features, and none of such loans can be classified as non-accrual, restructured, or potential problem loans.

o	All deposit, investment, fiduciary or other relationships with the Company or any of its subsidiaries are conducted in the ordinary course of business on substantially the same terms and conditions as available to other nonaffiliated customers for comparable transactions of the subsidiary involved.

Audit Committee Practices
o	The Committee operates under a charter approved by the Board of Directors, which charter is reviewed at least annually.

o	At least one Committee member meets the Board’s criteria as a “financial expert.”

o	The Committee reviews the Company’s financial statements with management and the independent auditors.

o	The Committee makes inquiries of management as to the nature and management of the risks inherent in the Company’s business activities.

o	The Committee makes inquiries of management as to the nature of significant judgments made by management in the preparation of the Company’s financial statements.

o	The Committee appoints, reviews and assesses the performance of the Company’s independent auditors.

o	The Committee approves all audit and non-audit services and fees performed by the Company’s independent auditors.

o	The Committee reviews and assesses the performance of the Company’s internal auditors.

o	The Committee periodically meets in executive session with the independent auditors or selected members of management.
Nominating and Corporate Governance Committee Practices
o	The Committee operates under a charter approved by the Board of Directors, which charter is reviewed at least annually.

o	The Committee makes recommendations to the Board regarding the size and composition of the Board.

o	The Committee recommends to the Board director nominees to be presented for consideration by the shareholders.

o	The Committee reviews management succession plans with the Board of Directors and the Chief Executive Officer.

o	The Committee develops and manages the self-evaluation process for the Board of Directors and each of its committees.

o	The Committee develops and recommends to the Board of Directors minimum standards and qualifications for director nominees.

o	The Committee reviews and recommends to the Board of Directors changes in the frequency, structure and content of Board of Director meetings.

o	The Committee reviews and recommends to the Board of Directors fees and other compensation to be paid to directors.
Compensation Committee Practices
o	The Committee oversees the Company’s efforts to attract and retain the Company’s executive management.

o	The Committee monitors the competitiveness of the Company’s compensation arrangements with executive management.

o	The Committee considers and approves the Company’s compensation arrangements with executive management.

o	The Committee determines appropriate stock-based compensation plans and approves participants and grants made under such plans.

DIRECTOR NOMINEES
The Company’s Board of Directors is responsible for nominating members to the Board and for filling vacancies on the Board that may exist between annual meetings of our shareholders. The Board has delegated the initial screening process for director nominees to the Nominating and Corporate Governance Committee, which has established certain general qualifications for Board membership. Although a director nominee is not required to meet each of the qualifications (except to the extent required by the Company’s bylaws), the Nominating and Corporate Governance Committee and the Board believe that all nominees should possess the highest personal and professional ethics, integrity and values, as well as practical wisdom, mature judgment and a commitment to representing the long-term interests of the Company’s shareholders. In addition, nominees should possess expertise that is useful to the Company and that complements the background and experience of other Board members. Director nominees should also be willing and able to devote the appropriate amount of time to the Company, including regular attendance at director meetings and attendance of the Company’s annual shareholder meeting. Nominees should not have any significant conflicts of interest. Pursuant to the Company’s Bylaws, at least three-fourths (3/4ths) of the directors must be residents of the State of North Carolina; therefore, the Nominating and Corporate Governance Committee and the Board will take residency of nominees into account in their evaluation. Regardless of residency, nominees should be familiar with the Company’s market area. Also in accordance with the Company’s Bylaws, no non-employee director can be nominated for election or re-election to the Board after his or her 72nd birthday; provided that any such director will be eligible, in accordance with the Company’s Bylaws, to serve as a non-voting “Director Emeritus.” The Nominating and Corporate Governance Committee and the Board will apply these criteria when evaluating all director nominees, including current board members being considered for nomination for re-election.
When seeking candidates for director, the Nominating and Corporate Governance Committee may solicit suggestions from incumbent directors, management or others. Although the Company’s Nominating and Corporate Governance Committee normally recommends and nominates individuals to serve as directors of the Company, shareholders may also nominate candidates for director, provided that such nominations are made in writing and are received by the Company at its executive offices not later than December 22, 2006 (which is 90 days prior to the expected date of the 2007 Proxy Statement). Any nomination should be sent to the attention of the Company Secretary and must include, concerning the director nominee, the following information: full name, age, date of birth, educational background and business experience, including positions held for at least the preceding five years. The nomination must also include home and business addresses and telephone numbers and include a signed representation by the nominee to timely provide all information requested by the Company as part of its disclosure in regard to the solicitation of proxies for the election of directors. The name of each such candidate for director must be placed in nomination at the Annual Meeting by a shareholder present in person. The nominee must also be present in person at the meeting. A vote for a person who has not been duly nominated pursuant to these requirements is void.
The Nominating and Corporate Governance Committee’s process for recommending board candidates begins with a preliminary assessment of each candidate based on his or her resume and biographical information. This information is evaluated against the criteria stated above and the Company’s needs at the time. After preliminary assessments, the candidates who appear best suited to fill vacancies may be invited to participate in a series of interviews, although incumbent directors will generally not be required to interview again. On the basis of information learned during this process, the Nominating and Corporate Governance Committee will determine which nominees to recommend to the Board. The Committee does not currently use the services of any third-party search firm to assist it in identifying or evaluating candidates.
SHAREHOLDER COMMUNICATIONS WITH BOARD OF DIRECTORS
The Board provides a process for shareholders to send communications to the Board or any of the Directors. Shareholders may send written communications to the Board or to any of the directors c/o Kirby Tyndall, Secretary, Bank of Granite Corporation, P.O. Box 128, Granite Falls, North Carolina, 28630. All communications will be compiled by the Secretary of the Company and submitted to the Board or the individual directors on a periodic basis.

ETHICS POLICY
The Company has adopted a written Ethics Policy that applies to all directors, officers and employees, including the Company’s chief executive officer and chief financial officer. The Ethics Policy was filed as Exhibit 14 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and is incorporated herein by reference. Copies are available, free of charge, upon written request to Kirby Tyndall, Secretary, Bank of Granite Corporation, P.O. Box 128, Granite Falls, North Carolina, 28630.
INFORMATION ABOUT THE BOARD OF DIRECTORS
AND COMMITTEES OF THE BOARD
The Boards of Directors of both the Company and its bank subsidiary, Bank of Granite (the “Bank”), are composed of the same persons. The Board of Directors of the Company’s mortgage bank subsidiary, Granite Mortgage, Inc., formerly GLL & Associates, Inc., is composed of the Company’s President, the Company’s Secretary/Treasurer and Granite Mortgage’s President and Chief Executive Officer.
The Company’s Board of Directors has determined that each of its directors, other than Charles M. Snipes and John N. Bray, is “independent” within the meaning of the director independence standards set forth in the regulations of The NASDAQ Stock Market®. The Board has also determined that each of the members of the Company’s Audit Committee is “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934.
The Board based these determinations primarily on a review of the responses of the Company’s directors to questions regarding employment and compensation history, affiliations and family and other relationships and on discussions with the directors.
During the fiscal year ended December 31, 2005, the Company’s Board of Directors held 12 meetings, the Bank’s Board of Directors held 12 meetings and Granite Mortgage’s Board of Directors held 4 meetings. All members of the Boards of Directors attended more than 75% of the aggregate of the total number of meetings of the Company’s Board of Directors and the total number of meetings held by committees of the Boards of which they are members, except for Bob J. McCreary, who attended 69% of such meetings. It is the Company’s policy that all of its directors attend the Annual Meeting of Shareholders. All of the nominees standing for re-election at the 2006 Annual Meeting of Shareholders attended the 2005 Annual Meeting of Shareholders.
The Boards of Directors for the Company and the Bank are composed of the same persons, and in 2005, the nonemployee directors were paid an annual retainer of $7,500 and fees of $250 for attendance at each monthly, committee and special meeting. Nonemployee directors are reimbursed for mileage. Committee chairpersons received $400 for each committee meeting they conducted, which was in lieu of the $250 meeting fee paid to the other directors in attendance. Other than the annual retainer and meeting fees, directors receive no additional compensation for their service to the Board. Director compensation arrangements for 2006 have not yet been addressed by the Board of Directors and currently remain the same as 2005, as described in Exhibit 10.13 to the Company’s Annual Report on Form 10-K. The Bank’s Board of Directors supervises the Bank’s compensation matters. The Company’s Board has standing audit, nominating and corporate governance and compensation committees. The functions, composition and frequency of meetings for the audit, nominating and corporate governance and compensation committees in fiscal year 2005 were as follows:
NOMINATING AND CORPORATE GOVERNANCE COMMITTEE — The Nominating and Corporate Governance Committee is composed of independent directors Boyd C. Wilson, Jr., Chairman, James Y. Preston, Bob J. McCreary, Hugh R. Gaither and Leila N. Erwin. The Nominating and Corporate Governance Committee makes recommendations to the Board of Directors with respect to nominees for election as directors. The Nominating and Corporate Governance Committee would consider shareholder nominees for Company Board membership. Any shareholder wishing to nominate a candidate for director must follow the procedures set forth in the section of this Proxy Statement entitled “Proposals For 2007 Annual Shareholders Meeting.” During 2005, the Nominating and Corporate Governance Committee held 3 meetings. A more complete description of the functions of the Nominating and Corporate Governance Committee is provided in its charter, which was adopted by the Board on March 8, 2004, and which was attached as Appendix A to the 2004 Proxy Statement.

COMPENSATION COMMITTEE — The Compensation Committee is composed of independent directors Bob J. McCreary, Paul M. Fleetwood, III, Hugh R. Gaither, Chairman, and James Y. Preston. None of the members of the Compensation Committee is a current or former officer of the Company or any of its subsidiaries. The Compensation Committee annually reviews and approves the compensation of all of the Company’s executive officers and considers recommendations by the Company’s management regarding the granting of incentive stock options. The Compensation Committee reports annually to the Company’s shareholders as set forth in the section of this Proxy Statement entitled “Compensation Committee Report On Executive Officer Compensation.” During 2005, the Compensation Committee held 2 meetings.
AUDIT COMMITTEE — The Audit Committee is composed solely of independent directors Paul M. Fleetwood, III, Chairman, Hugh R. Gaither, Bob J. McCreary and Boyd C. Wilson, Jr., CPA. The Audit Committee, whose members are neither officers nor employees of the Company or the Bank, includes among its responsibilities: the review of annual and interim financial statements and any related certifications, reports or opinions; the general oversight of the internal audit function; the review of external audit and regulatory examination findings; the selection, retention and performance of the Company’s independent accountants; the review of the integrity and adequacy of financial reporting processes; the review of the effectiveness of the internal and external audit processes; and the establishment and review of the adequacy of procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters. During 2005, the Audit Committee held 5 meetings. The Board of Directors has determined that Mr. Wilson qualifies as an “audit committee financial expert” for purposes of the rules and regulations of the Securities and Exchange Commission adopted pursuant to the Sarbanes-Oxley Act of 2002, and that Mr. Wilson also is an independent director under the independence requirements of The Nasdaq Stock Market® and the Securities and Exchange Commission.

AUDIT COMMITTEE REPORT AND CHARTER
AUDIT COMMITTEE REPORT
In accordance with its written charter adopted by the Board of Directors (the “Board”), which was attached as Appendix B to the 2004 Proxy Statement, the Audit Committee of the Board (the “Audit Committee”) assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. During 2005, the Audit Committee held 5 meetings, and the Audit Committee Chair, as representative of the Audit Committee, discussed the interim financial information contained in each quarterly report with the CFO and independent auditors prior to the publication or filing of such quarterly report.
In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence. The Audit Committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing. The Audit Committee reviewed with both the independent and the internal auditors their audit plans, audit scope, and identification of audit risks.
The Audit Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements. The Audit Committee also discussed the results of the internal audit examinations.
The Audit Committee reviewed the audited financial statements of the Company as of and for the year ended December 31, 2005, with management and the independent auditors. Management has the responsibility for the preparation of the Company’s financial statements, and the independent auditors have the responsibility for the examination of those statements.
Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2005, for filing with the Securities and Exchange Commission. The Audit Committee also recommended the reappointment, subject to shareholder ratification, of the independent auditors, and the Board concurred in such recommendation.
The Audit Committee has considered whether the provision of non-audit services by its independent auditors is compatible with maintaining the principal accountant’s independence and has concluded that the provision of such services does not interfere with the independence of the Company’s auditors.
Bank of Granite Corporation
Audit Committee of the Board of Directors
Paul M. Fleetwood, III, Chairman
Hugh R. Gaither
Bob J. McCreary
Boyd C. Wilson, Jr., CPA

ELECTION OF DIRECTORS
(Proposal 1)
Eight (8) directors are being considered for election at the Annual Meeting, each to hold office for one year or until a successor is elected and qualified. Currently the Board size has been set at nine, as permitted by the Company’s Bylaws. However, Mr. Forlines’ retirement on January 8, 2006, created a vacancy on the Board, and there are currently no plans to fill this vacant position. Accordingly, only eight nominees are being recommended at this time. The Company Board’s directors/nominees are shown below along with biographical summaries and a statement of beneficial ownership of Common Stock. The information is presented, unless otherwise indicated, as of March 1, 2006.
All of the directors/nominees shown below have been previously elected as directors by the Company’s shareholders, with the exception of nominee Leila N. Erwin, and are currently serving on the Board of Directors.
In the event a director/nominee declines or is unable to serve as director, which is not anticipated, the shares represented by proxy will be voted for the Board’s substitute nominee.
The Board of Directors unanimously recommends that the shareholders elect the Directors/Nominees shown in the following table by voting FOR Proposal 1. Proxies cannot be voted for a greater number of persons than the number of named nominees.
DIRECTORS/NOMINEES AND NONDIRECTOR EXECUTIVE OFFICERS
Biographical summaries, including principal occupations during the last five years, of the Company’s directors/nominees and executive officers are presented below.
DIRECTORS/NOMINEES
John N. Bray is Chairman and Chief Executive Officer of Vanguard Furniture, Inc., a furniture manufacturing company headquartered in Hickory, North Carolina, where he has served since 1970. Mr. Bray has also served as Director of Vanguard Furniture since 1970 and as Director of the Company and the Bank since 1992.
Leila N. Erwin is President of Morris Investment Company of Charlotte, North Carolina, where she has served since 2001. Ms. Erwin also owns More Lace Gift Shop of Morganton, North Carolina, which she opened in 1988. Ms. Erwin began her service as a Director on December 6, 2005, when she accepted her appointment by the Board of Directors. Ms. Erwin was recommended as an appointee by the Company’s chief executive officer and chairman, as well as several of the independent directors.
Paul M. Fleetwood, III is President of Corporate Management Services, Inc., a real estate management company, and Treasurer of Catawba Valley Building Supply, Inc., a retail supplier of building materials, both of Hickory, North Carolina, where he has served in such capacities since 1977. Mr. Fleetwood has served as Director of the Company and the Bank since 1998.
Hugh R. Gaither is President and Chief Executive Officer of Flagship Brands, LLC, a hosiery distributor of branded performance socks, headquartered in Newton, North Carolina, where he has served in such capacity since 2001. Prior to 2001, Mr. Gaither served as President and Chief Executive Officer of Ridgeview, Inc., where he served in such capacity from 1975 to 2001. Mr. Gaither has served as Director of the Company and the Bank since 1997.
Bob J. McCreary is Chief Executive Officer and Owner of McCreary Modern, Inc., a manufacturer of modern furniture headquartered in Newton, North Carolina, where he has served in such capacity since 1986. Mr. McCreary has served as Director of the Company and the Bank since 2005.
James Y. Preston is Of Counsel to Parker Poe Adams & Bernstein LLP, Attorneys and Counselors at Law, serving North and South Carolina. He has served in such capacity since July 2004, and previously served as a Partner from January 1965 to June 2004. Mr. Preston has served as Director of the Company and the Bank since 2003. Mr. Preston previously served as Chairman and Director of First Commerce Corporation, which was acquired by the Company on July 15, 2003.

Charles M. Snipes was named Chairman of the Company on January 17, 2006. Mr. Snipes has also served as Chief Executive Officer of the Company since 2005. He is also President of the Company and Chief Executive Officer and President of the Bank where he has served in such capacities since 1994. Mr. Snipes has served as Director of the Company since 1987 and of the Bank since 1982. Mr. Snipes has also served as Chairman and Director of Granite Mortgage since 1997. In addition, Mr. Snipes has served as Director of Vanguard Furniture, Inc. since 1969.
Boyd C. Wilson, Jr., CPA is Executive Vice President of Broyhill Investments, Inc., an investment company located in Lenoir, North Carolina, where he has served in such capacity since 2005. Mr. Wilson has served as Director of the Company and Bank since 1996.
NONDIRECTOR EXECUTIVE OFFICERS
R. Scott Anderson is Chief Operating Officer of the Bank where he has served in such capacity since May 2004. Prior to joining the Bank in May 2004, Mr. Anderson served as Commercial Banker (2003-2004), Trust Division Manager (2002-2004) and Central Region President (2000-2001) for RBC Centura, one of the five largest banks headquartered in North Carolina. Mr. Anderson also served as President (1997-2000) of Bank of Mecklenburg in Charlotte.
Kirby A. Tyndall, CPA is Secretary, Treasurer and Chief Financial Officer of the Company, Bank and Granite Mortgage, where he has served in such capacities since 1997. Mr. Tyndall has also served as Director of Granite Mortgage since 1997.
Gary L. Lackey is President and Chief Executive Officer of Granite Mortgage, where he has served in such capacities since he founded Granite Mortgage in 1985. Mr. Lackey has also served as Director of Granite Mortgage since 1985. The Company acquired Granite Mortgage in 1997. Mr. Lackey also serves as a General Partner of Salem Investors, LLC.

The number of shares of Bank of Granite Corporation stock shown below as beneficially owned by the directors/nominees, nondirector executive officers and the former Chairman are those owned as of March 1, 2006. Unless otherwise indicated, each director/nominee or nondirector executive officer has sole voting power (or shares such power with his or her spouse) with respect to the shares set forth in the following table. The source of information provided in the table is the Company’s shareholder records.

Name of Director/Nominee,						Ownership
Nondirector Executive		Age on		Amount and Nature		as % of
Officer or		Dec. 31,	Director	of Beneficial		Common
Former Chairman	Principal Occupation	2005	Since	Ownership		Stock
DIRECTORS/NOMINEES

John N. Bray	Chairman and Chief	63	1992	5,107	direct	*
Hickory, N.C.	Executive Officer,			1,468	indirect(2)
	Vanguard Furniture, Inc.

Leila N. Erwin	President, Morris	53	December	600	direct	*
Morganton, N.C.	Investment Company;		2005	600	indirect(2)
	Owner, More Lace Gift Shop

Paul M. Fleetwood, III	President, Corporate	58	1998	141,750	direct	1.10%
Hickory, N.C.	Management Services,			—	indirect
	Inc. and Treasurer,
	Catawba Valley
	Building Supply, Inc.

Hugh R. Gaither	President and Chief	55	1997	520	direct	*
Newton, N.C.	Executive Officer,			—	indirect
	Flagship Brands, LLC

Bob J. McCreary	Chief Executive Officer,	66	2005	2,468	direct	*
Newton, N.C.	McCreary Modern, Inc.			—	indirect

James Y. Preston	Of Counsel, Parker Poe	68	2003	2,700	direct	*
Charlotte, N.C.	Adams & Bernstein LLP			10,475	indirect(3)

Charles M. Snipes	Chairman of the	72	1982(1)	154,167	direct	1.43%
Hickory, N.C.	Company and the			1,079	indirect(2)
	Bank (since 2006);			20,188	indirect(3)
	Chief Executive Officer			8,871	indirect(4)
	of the Company
	(since 2005) and the
	Bank (since 1994);
	President of the
	Company (since 1994);
	and the Bank (since 1994);
	Chairman and Director
	of Granite Mortgage
	(since 1997)

Boyd C. Wilson, Jr., CPA	Executive Vice President,	53	1996	6,798	direct	*
Lenoir, N.C.	Broyhill Investments, Inc.			10,073	indirect(2)
(continued on next page)

Name of Director/Nominee,						Ownership
Nondirector Executive		Age on		Amount and Nature		as % of
Officer or		Dec. 31,	Director	of Beneficial		Common
Former Chairman	Principal Occupation	2005	Since	Ownership		Stock
NONDIRECTOR EXECUTIVE OFFICERS OR FORMER CHAIRMAN

R. Scott Anderson	Chief Operating Officer	50	n/a	2,600	direct	*
Hickory, N.C.	of the Bank			2,000	indirect(3)
	(since May 2004)

Kirby A. Tyndall	Secretary, Treasurer and	50	n/a	6,093	direct	*
Hickory, N.C.	Chief Financial Officer			9,612	indirect(3)
	of the Company, Bank			1,522	indirect(4)
	and Granite Mortgage
	(since 1997);
	Director of Granite
	Mortgage (since 1997)

Gary L. Lackey	President, Chief Executive	55	n/a	1,875	direct	*
Advance, N.C.	Officer and Director of			2,813	indirect(3)
	Granite Mortgage
	(since 1985)

Former Chairman	Former Chairman of the	87	1954(1)	659,431	direct	5.43%
John A. Forlines, Jr.	Company (1987-2005)			20,188	indirect(3)
Granite Falls, N.C.	and the Bank (1972-2005)			19,008	indirect(4)

Directors/Nominees, Nondirector Executive Officers and Former Chairman as a Group (12 persons)				984,109 107,897	direct indirect(2,3,4)	8.49%

Notes:	*	Indicates beneficial ownership of less than 1%.

	(1)	The Company was organized as the holding company for the Bank on January 30, 1987.

	(2)	Shares of stock indirectly owned include those held in their spouse’s name or by corporations controlled by such individuals.

	(3)	The indirect stock ownership shown for the named executive officers consists of those shares of Company Common Stock obtainable by such individuals within 60 days of March 1, 2006. Mr. Preston’s options were previously granted by the former First Commerce Corporation prior to being acquired by the Company. The Company currently has no other stock options granted to directors.

	(4)	The indirect stock ownership shown for the named executive officers consists of those shares of Company Common Stock held in the Bank’s “tax-qualified” retirement plans for the benefit of the named executive officer, who has investment power, but no voting power, with regard to such shares.

SUMMARY COMPENSATION TABLE
The following table summarizes current and long-term compensation and provides separate columns for stock-related compensation for each of the five most highly compensated executive officers, who significantly influence policy, of the Company and its subsidiaries, the Bank and Granite Mortgage for 2005.

		Compensation
		Annual		Long-term
				Securities
Name and		Base	Incentive	Underlying
Principal Position	Year	Salary	Bonus (1)	Options (2)	All Other (3)
John A. Forlines, Jr.	2005	$286,004	$1,240,000	none	$76,098
Former Chairman of the Company and	2004	$286,004	$31,248	none	$59,846
the Bank (retired January 8, 2006)	2003	$275,000	$54,100	none	$56,380

Charles M. Snipes	2005	$311,100	$72,915	none	$261,604
Chairman, President and Chief Executive	2004	$228,808	$25,000	none	$206,441
Officer of the Company and the	2003	$220,000	$43,200	none	$184,100
Bank; Chairman and Director of Granite Mortgage

R. Scott Anderson	2005	$160,000	$30,000	none	$13,675
Executive Vice President and Chief	May - December 2004	$90,385	$9,872	5,000	$7,328
Operating Officer of the Bank	2003	n/a	n/a	n/a	n/a

Kirby A. Tyndall	2005	$135,600	$25,425	none	$23,431
Secretary, Treasurer and Chief	2004	$127,000	$13,880	none	$33,877
Financial Officer of the Company,	2003	$120,000	$23,600	none	$21,422
the Bank and Granite Mortgage;
Director of Granite Mortgage

Gary L. Lackey	2005	$144,600	$47,114	none	$14,400
President and Chief Executive	2004	$136,000	$78,008	none	$14,500
Officer of Granite Mortgage;	2003	$136,000	$431,338	none	$14,200
Director of Granite Mortgage

Notes:	(1)	Figures shown represent actual incentive cash bonuses earned and accrued during the year indicated. 2005 included a nonrecurring bonus for Mr. Forlines’ retirement from the Company and an estimate for the fair value of his automobile per the consulting agreement.
	(2)	Figures shown represent number of shares of Company Common Stock subject to options that were awarded to the named executive officers shown during the years indicated.
	(3)	Figures shown include amounts contributed by the Bank to its Profit-sharing Plan and by Granite Mortgage to its 401(k) Plan and allocated to the indicated executive officer’s accounts. The plans are “tax qualified” under section 401(a) of the Internal Revenue Code and cover all employees. The following amounts were contributed to the indicated accounts: Mr. Forlines $31,500 in 2005, $16,400 in 2004 and $16,000 in 2003; Mr. Snipes $31,500 in 2005, $16,400 in 2004 and $16,000 in 2003; Mr. Anderson $12,428 in 2005 and $7,238 in 2004; Mr. Tyndall $22,422 in 2005, $12,048 in 2004 and $11,434 in 2003; and Mr. Lackey $7,000 in 2005, $6,500 in 2004 and $6,000 in 2003.

Figures shown also indicate amounts contributed by the Bank to the indicated executive officer’s Profit-sharing Supplemental Executive Retirement Plan (“Profit-sharing SERP”) accounts. Because of Internal Revenue Code limitations on amounts that can be contributed to the named executive’s Profit-sharing Plan accounts, the Profit-sharing SERP was implemented by the Bank during 1994 to help replace those contributions “lost” by the named executives due to these limitations. Participation in the Profit-sharing SERP is determined by the Board of Directors. The Profit-sharing SERP is not a qualified plan under the Internal Revenue Code. Contribution earnings are determined by the Compensation Committee. The following amounts were contributed to the indicated accounts: Mr. Forlines $18,488 in 2005, $11,248 in 2004, and $10,743 in 2003; and Mr. Snipes $18,915 in 2005, $5,361 in 2004 and $5,047 in 2003.
Figures shown further include amounts accrued by the Bank to the indicated executive officer’s Supplemental Executive Retirement Plan for Bank Officers (“Officers’ SERP”) benefit liability accounts. During 2001, the Bank replaced its split-dollar life insurance arrangements with its officers by adopting a non-tax qualified Officers’ SERP to supplement the benefit each officer can receive under the Bank’s tax-qualified profit sharing retirement plan. After the officer has completed 7 full years of service with the Bank, the Officers’ SERP is designed to provide a benefit to the officer at the normal retirement age of 65, or thereafter, or an early retirement age of 50. Benefits are payable for 10 years for certain officers or life for other officers. Actual retirement benefits payable under the Officers’ SERP are dependent on an indexed retirement benefit formula, which accrues benefits equal to the excess of the aggregate annual after-tax income from informally associated life insurance contracts over the Bank’s opportunity costs related to the Officers’ SERP. Because retirement benefits payable under the Officers’ SERP are dependent on the performance of insurance contracts, the performance of such contracts is not guaranteed by the Bank. In the event of an officer’s termination of employment for any reason, other than for cause, the officer is 100% vested after 7 or more full years of service with the Bank after the officer has attained the age of 18. In the event of the officer’s termination of employment due to disability or change of control of the Company or the Bank, payments from the plan would begin at the officer’s normal or early retirement age, and the officer would be 100% vested in the entire retirement benefit amount. The following amounts were accrued in 2005 to the indicated benefit liability accounts of the named executive officers: Mr. Forlines $17,553; Mr. Snipes $206,218, Mr. Anderson $557 and Mr. Tyndall $202.
In connection with the Officers’ SERP, the Bank has also entered into Life Insurance Endorsement Method Split Dollar Agreements with the officers covered under the Officers’ SERP. Under these Agreements, in the event of the officer’s death, the officer’s beneficiary will receive the lesser of 2 times the officer’s salary at the time of death or 100% of the net-at-risk life insurance of the policy, which is defined as the death benefit in excess of cash value, together with any remaining balance in the liability reserve account.
The Bank’s Profit-Sharing Plan and related SERP are noncontributory defined contribution plans. The Company, Bank and Granite Mortgage do not currently offer defined benefit plans as a part of employee benefits.
The remaining amounts include (i) additional compensation for vacation not taken, (ii) the value of certain life insurance premiums paid for the indicated executives, based on the term insurance value of such payments as calculated under the Internal Revenue Code P.S. 58 rates or those of the insurer, if lower, and includable in the executive’s taxable income for the year, (iii) the value of the personal use portion of the Company’s vehicles provided to the executive and (iv) director fees. In 2005, $5,500 was paid to Mr. Forlines for additional compensation for vacation not taken. Also for 2005, the value of life insurance premiums paid were $2,472 for Mr. Forlines, $3,584 for Mr. Snipes, $690 for Mr. Anderson and $607 for Mr. Tyndall. In 2005, the values for the personal use of vehicles were $585 for Mr. Forlines, $1,187 for Mr. Snipes and $7,200 for Mr. Lackey. Director fees for 2005 were $200 for Mr. Snipes, $200 for Mr. Tyndall and $200 for Mr. Lackey.
OPTION/SAR GRANTS IN LAST FISCAL YEAR
The Company granted no incentive stock options or stock appreciation rights (“SAR’s”) to the named officers during 2005.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
LAST FISCAL YEAR-END OPTION VALUES
The following table sets forth information with respect to the exercise of stock options by the named officers during 2005 and unexercised options held as of December 31, 2005.

	Shares		Number of Securities		Value of Unexercised
	Acquired	Value	Underlying		In-the-Money
Name and	on Exercise	Realized	Unexercised Options at		Options at
Principal Position	(1)	(2)	Fiscal Year-end		Fiscal Year-end (3)
John A. Forlines, Jr.	none	$—	Exercisable	20,188	Exercisable	$23,629
Former Chairman of the Company and			Unexercisable	2,000	Unexercisable	$320
the Bank (retired January 8, 2006)

Charles M. Snipes	none	$—	Exercisable	20,188	Exercisable	$23,629
Chairman, President and Chief Executive Officer			Unexercisable	2,000	Unexercisable	$320
of the Company and the Bank;
Chairman and Director of Granite Mortgage

R. Scott Anderson	none	$—	Exercisable	2,000	Exercisable	$1,560
Executive Vice President and Chief			Unexercisable	3,000	Unexercisable	$2,340
Operating Officer of the Bank

Kirby A. Tyndall	none	$—	Exercisable	13,362	Exercisable	$10,583
Secretary, Treasurer and Chief Financial Officer			Unexercisable	1,200	Unexercisable	$192
of the Company, the Bank and Granite Mortgage;
Director of Granite Mortgage

Gary L. Lackey	none	$—	Exercisable	2,813	Exercisable	$3,263
President and Chief Executive Officer of			Unexercisable	—	Unexercisable	$—
Granite Mortgage; Director of Granite Mortgage

Notes:	(1)	Indicates number of shares acquired by indicated executive officer through the exercise of options during 2005.
	(2)	Dollar amounts represent the aggregate dollar value realized by the indicated executive officer upon the
		exercise of options during 2005. The aggregate dollar value realized is calculated based on the difference
		between the fair market value of Company Common Stock on the date of exercise, less the underlying
		option’s exercise or base price.
	(3)	Dollar amounts shown represent the value of stock options held by the indicated executive officers at year
		end 2005. Only those options which are “in-the-money” are reported. An option is considered to be “in-the-
		money” if the fair market value of the Company’s Common Stock exceeds the exercise or base price of the
		shares subject to the options at year end 2005. For those options “in-the-money”, value is computed based
		on the difference between fair market value of Company Common Stock at year end 2005 and the exercise
		or base price of the shares subject to the options. The value of options exercisable and unexercisable at year
		end 2005 is also shown.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
The Bank provides a non-tax qualified Supplemental Executive Retirement Plan for certain officers (“Officers’ SERP”) to supplement the benefit each officer can receive under the Bank’s tax-qualified profit sharing retirement plan. After the officer has completed 7 full years of service with the Bank, the Officers’ SERP is designed to provide a benefit to the officer at the normal retirement age of 65, or thereafter, or an early retirement age of 50. Benefits are payable for 10 years for certain officers or for life for other officers. Actual retirement benefits payable under the Officers’ SERP are dependent on an indexed retirement benefit formula, which accrues benefits equal to the excess of the aggregate annual after-tax income from informally associated life insurance contracts over the Bank’s opportunity costs related to the Officers’ SERP. Because retirement benefits payable under the Officers’ SERP are dependent on the performance of insurance contracts, the performance of such contracts is not guaranteed by the Bank. In the event of an officer’s termination of employment for any reason, other than for cause, the officer is 100% vested after 7 or more full years of service with the Bank after the officer has attained the age of 18. In the event of the officer’s termination of employment due to disability or change of control of the Company or the Bank, payments from the plan would begin at the officer’s normal or early retirement age, and the officer shall be 100% vested in the entire retirement benefit amount. The present value of the post retirement benefits for each participant are accounted for in a rational and systematic manner over the working life of each participant. The aggregate lifetime retirement benefits payable under the Officers’ SERP plan are estimated at $877,000 for Mr.Forlines, $1,412,000 for Mr. Snipes, $1,488,000 for Mr. Anderson and $955,000 for Mr. Tyndall.
SECURITIES AUTHORIZED FOR ISSUANCE
UNDER EQUITY COMPENSATION PLANS
The following table sets forth information as of December 31, 2005 regarding shares of the Company’s common stock that may be issued upon exercise of options previously granted and currently outstanding options under the Company’s stock option plans, as well as the number of shares available for the grant of options that had not been granted as of that date.
Equity Compensation Plan Information

Number of Securities
Remaining Available for
	Number of Securities To	Weighted-Average	Future Issuance Under
	Be Issued Upon Exercise	Exercise Price	Equity Compensation
	Of Outstanding Options,	Of Outstanding Options,	Plan (excluding securities
	Warrants and Rights	Warrants and Rights	reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders	217,555	$16.12	237,159
Equity compensation plans not approved by security holders	none	none	none
Total	217,555	$16.12	237,159

CHANGE-OF-CONTROL AGREEMENTS, EMPLOYMENT AND CONSULTING CONTRACTS
Change-of-Control Agreements With Named Executive Officers
On January 1, 2002, Messrs. Forlines, Snipes and Tyndall each entered into a Change of Control Agreement with the Company and the Bank. Mr. Anderson entered into a Change of Control Agreement with the Company on June 22, 2004. Each agreement provides that in the event of a termination of the officer’s employment in connection with, or within 36 months after, a change of control of the Company or the Bank, for reasons other than cause, the officer shall receive an amount equal to three times (i) his then current salary plus (ii) the average of the cash bonus paid to the officer by the Bank under the Bank’s cash bonus incentive plan during the immediately preceding three years. Further, in such event, the officer shall continue to receive for a period of three years after his termination all benefits the officer was receiving and entitled to on his termination date, or the officer may elect to receive the dollar equivalent of such benefits. The officer may elect to receive all such payments either in one lump sum or in 36 equal monthly payments. In addition, the officer may terminate his employment under the agreement upon a change of control of the Company or the Bank and receive the benefits described above if, within 36 months of such change of control, the officer is assigned duties inconsistent with his duties at the time of the change of control, the officer’s annual base salary is reduced below the amount in effect prior to the change of control, the officer’s benefits are reduced below the level prior to the change of control (unless benefits are reduced for all employees), or the officer is transferred to a location more than 50 miles from the officer’s current principal work location. Each agreement further provides that, unless terminated by the Company or the Bank, notice of which must be given at least 13 months prior to the next anniversary date, the term automatically is extended for an additional three years on the same terms and conditions set forth in the agreement. Mr. Lackey did not enter into a Change of Control Agreement with the Company, because he entered into an Employment and Noncompetition Agreement with the Company, as is discussed below.
Employment and Noncompetition Agreement With Gary L. Lackey
Mr. Lackey joined the Company in November 1997 when the Company acquired Granite Mortgage, which he founded. In May 2003, Mr. Lackey and Granite Mortgage entered into an Amended and Restated Employment and Noncompetition Agreement. The Agreement addresses, among other issues, Mr. Lackey’s compensation, benefits and perquisites and a two-year agreement not to compete with Granite Mortgage under certain circumstances. The benefits shown for Mr. Lackey in the Summary Compensation Table were paid pursuant to the Agreement. The non-competition provisions are no longer applicable if there is a change in control of the Company, as defined in the Agreement. This evergreen Agreement has a constant term of 1094 days and will continue until either the Granite Mortgage or Mr. Lackey gives notice of termination. Granite Mortgage can terminate the Agreement for any reason and without advance notice; provided that if it terminates Mr. Lackey’s employment other than for cause (as defined in the Agreement), then Mr. Lackey is entitled to receive his salary and bonus through the end of the term. Mr. Lackey can terminate the Agreement upon 1094 days notice, or, upon one year’s notice after September 1, 2010 or upon the occurrence of certain reductions in salary and benefits.
Consulting Contract With John A. Forlines, Jr.
In connection with the retirement of Mr. Forlines, the Board of Directors of the Company and the Bank, at their meeting on December 19, 2005 and upon the recommendation of the Compensation Committee of the Board, approved a Consulting Agreement with Mr. Forlines dated December 19, 2005. The Consulting Agreement provides for (1) Mr. Forlines’ retirement as a Director of the Company’s Board of Directors and as an executive officer of the Company, which was effective January 8, 2006, (2) the payment to Mr. Forlines of a one-time retirement bonus in the amount of $1,200,000 and (3) a consulting arrangement to commence on January 8, 2006. The arrangement has a five-year term, with early termination for cause or upon the death or permanent disability of Mr. Forlines. Compensation for the consulting services to be provided by Mr. Forlines will be $100,000 per year for the term of the agreement. Under the Consulting Agreement, Mr. Forlines will be an independent contractor, and not an employee of the Company or the Bank and will not be eligible to participate in the benefit plans of the Company or the Bank after January 8, 2006. The Consulting Agreement includes a noncompete provision. As consultant of the Company, Mr. Forlines agrees that he will not, during the term of the Consulting Agreement or for a period of two years thereafter, without the prior written consent of the Board, directly or indirectly, either as a principal, agent, manager, employee, owner (if the percentage of ownership exceeds one percent (1%) of the net worth of the business), partner (whether general or limited), director, officer, consultant or in any other capacity participate in any business that competes with the Company or its subsidiaries within fifty (50) miles of any North Carolina office of the Company or its subsidiaries.
Director compensation arrangements are described under the section “Information about the Board of Directors and committees of the Board.”

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
John N. Bray, Chairman and Chief Executive Officer of Vanguard Furniture, Inc. serves on the Board of Directors of the Company and chaired the Board’s Compensation Committee prior to 2005. Charles M. Snipes, Chairman, President and Chief Executive Officer of the Company, serves on the Board of Directors of Vanguard Furniture, Inc. and served on its Compensation Committee prior to 2005. There were no Compensation Committee interlocks in 2005. For additional information about the membership of the Compensation Committee, see “Information about the Board of Directors and Committees of the Board.”
COMPENSATION COMMITTEE REPORT ON EXECUTIVE OFFICER COMPENSATION
All compensation paid to the Company’s executive officers is paid by the Company’s subsidiaries to such persons in their capacity as executive officers of the subsidiary. Accordingly, the compensation of such executives is reviewed and approved annually by the full Board of Directors of both the subsidiaries and the Company. This report is furnished by the Company’s Compensation Committee.
The fundamental philosophy of Bank of Granite Corporation’s compensation program is to offer competitive compensation opportunities for all executive officers, which are based both on the individual’s contribution and on the Company’s performance. The compensation paid is designed to retain and reward executive officers who are capable of leading the Company in achieving its business objectives in an industry characterized by complexity, competitiveness and change. Annual compensation for the Company’s CEO, and other named executive officers, may consist of a combination of five elements:
–	base salary;

–	an annual cash incentive that is based on one or more subsidiary performance measurement factors;

–	long-term equity participation, consisting of the issuance of stock options, which is designed to better align the interests of executive officers with those of the Company’s shareholders;

–	deferred compensation, consisting of profit sharing and supplemental executive retirement plans, which is designed to provide longer-term inducements to remain in service to the Company; and

–	other executive benefits, such as the use of Company automobiles and memberships in social and civic clubs.
For the Company’s CEO and other executives, base salary is targeted to approximate average salaries for individuals in similar positions with similar levels of responsibilities who are employed by other industry organizations of similar size and financial performance. The Company frequently participates in local, state, and other compensation surveys and has access to other published compensation data. The results of such surveys are used by the Compensation Committee in helping to set appropriate levels of Company CEO and other executive officer base salaries.
The Compensation Committee determined that it was in the best interests of the Company and the Bank to enter into Change of Control Agreements with the Bank’s named executive officers in order to encourage a smooth transition in the event of a change in the control of the Company or the Bank. The agreements provide, in part, that in the event of a termination of the officer’s employment in connection with, or within 36 months after, a change of control of the Company or the Bank, for reasons other than cause, the officer receives an amount equal to three times (i) his then current salary plus (ii) the average of the cash bonus paid to the officer by the Bank under the Bank’s cash bonus incentive plan during the immediately preceding three years. Further, in such event, the officer continues to receive for a period of three years after his termination all benefits the officer was receiving and entitled to on his termination date. These agreements contain provisions that are intended to prevent the payments made thereunder from becoming subject to excise taxes as “parachute payments” under Section 280G of the Internal Revenue Code. The Company and Granite Mortgage entered into an Employment and Noncompetition Agreement with the named executive officer of the mortgage company.

For 2005, the Compensation Committee increased the base salaries of the Bank’s CEO, COO and CFO by 36% to $311,100, 6.7% to $160,000 and 6.7% to $135,600, respectively. For 2006, the Compensation Committee increased the base salaries of the Bank’s CEO, COO and CFO by 6.1% to $330,000, 15.6% to $185,000 and 10.6% to $150,000, respectively. The base salary for Granite Mortgage’s CEO was paid in accordance with his Employment and Noncompetition Agreement. The Compensation Committee determined that the increases were appropriate in order to provide base salaries comparable to those paid by other banking organizations of similar size, complexity and financial performance. The Company’s Compensation Committee annually reviews national, regional, statewide and local peer group salary data for executive officers in its determination of comparable base salaries.
Beginning in 2005, the Compensation Committee implemented an incentive plan for the Bank’s CEO and other selected executive officers that sets forth five component targets related to the Bank’s performance, which were earnings, loan growth, deposit growth, provisions for loan losses and return on average equity. The performance components have weighting factors, which were 40% for the earnings component, 15% for each of the loan growth and deposit growth components, 10% for the provisions for loan losses component and 20% for the return on average equity component for 2005. Each performance component also has a performance tier below the target and a performance tier above the target for which the executive’s incentive is reduced to 75% of the target-based incentive if the lower performance level is achieved and increased to 125% of the target-based incentive if the higher performance level is achieved. The Bank’s selected executive officers may receive the performance incentives based on a percentage of their base salaries, which percentages were set by the Board of Directors at 25% of base salary for the CEO, 20% of base salary for the COO and the CFO and 15% of base salary for other selected executive officers. Therefore, when applying the performance threshold percentages and the performance component weightings to the performance achieved, the performance incentive amounts could range from 18.75% to 31.25% of base salary for the CEO, from 15% to 25% of base salary for the COO and the CFO, and from 11.25% to 18.75% of base salary for the other selected executive officers. For 2005, $72,915 was paid to the Bank’s CEO, $30,000 was paid to the COO and $25,425 was paid to the CFO, respectively, under this incentive plan, which were 23.44% of base salary for the CEO and 18.75% of respective base salaries each for the COO and CFO.
For 2006, the Compensation Committee established the performance component weighting factors at 45% for the earnings component, 15% for each of the loan growth, deposit growth and return on average equity components and 10% for the provisions for loan losses component. Also for 2006, the Compensation Committee set the performance incentive as a percentage of base salary at 35% of base salary for the CEO, 30% of base salary for the COO and the CFO and 25% of base salary for other selected executive officers. Therefore, when applying the performance threshold percentages and the performance component weightings to the performance achieved, the performance incentive amounts could range from 26.25% to 43.75% of base salary for the CEO, from 22.5% to 37.5% of base salary for the COO and the CFO, and from 18.75% to 31.25% of base salary for the other selected executive officers.
The Company continued the incentive plan for Granite Mortgage’s CEO that Granite Mortgage had prior to the merger. The incentive plan for Granite Mortgage’s CEO is based on a percentage of Granite Mortgage’s earnings before income taxes. The Company intended to tie the executive’s incentive directly to the profits contributed by Granite Mortgage. For 2005, $47,114 was paid to Granite Mortgage’s CEO under this plan.
For the Company’s CEO and other executives, and other key employees, stock options may be granted each year in the discretion of the Compensation Committee and the Board of Directors. Although no formal system is employed in determining the number of stock options granted, both in the aggregate and to any one individual, the Board takes into account the Company’s current financial performance and the number of stock options previously granted. No options were granted to the Company’s CEO and other executives in 2003 or 2005. Only one of the Bank’s named executives was granted incentive stock options in 2004, which were granted when he joined the Bank in June. The Company significantly reduced its stock option grant activity due to the changes in the rules for accounting for stock options.
The Company’s named executive officers also participate in the Bank’s Profit-sharing Plan, if employed by the Bank, and Granite Mortgage’s 401(k) Plan, if employed by Granite Mortgage. The plans are “tax qualified” under section 401(a) of the Internal Revenue Code and cover all employees. The Bank contributes from a minimum of 8% to a maximum of 15% of the participant’s qualifying cash compensation depending upon meeting the Bank’s profitability targets. Granite Mortgage contributes 50% of participant contributions up to a maximum of 7.5% of the participants qualifying cash compensation.

Because of Internal Revenue Code limitations on amounts that can be contributed to participant’s Profit-sharing Plan account, the Profit-sharing Supplemental Executive Retirement Plan (the “Profit-sharing SERP”) was implemented by the Bank during 1994 to help replace those contributions “lost” by officers of the Bank due to these limitations. Participation in the Profit-sharing SERP is determined by the Compensation Committee and the Board of Directors. The Profit-sharing SERP is not a qualified plan under the Internal Revenue Code. Contribution earnings are determined by the Compensation Committee. The Bank’s former chairman and the CEO were the only two participants in the Profit-sharing SERP during 2005.
The Bank’s Profit-Sharing Plan and related SERP are noncontributory defined contribution plans.
The Compensation Committee and the Board of Directors also determine eligibility of the Bank’s officers, including the Bank’s named executive officers, to participate in the Bank’s non-tax qualified Officers’ Supplemental Executive Retirement Plan (Officers’ SERP). The Officers’ SERP is intended to supplement the benefit each officer can receive under the Bank’s tax-qualified profit sharing retirement plan. After the officer has completed 7 full years of service with the Bank, the Officers’ SERP is designed to provide a benefit to the officer at the normal retirement age of 65, or thereafter, or an early retirement age of 50. Benefits are payable for 10 years for certain officers or life for other officers, including the Bank’s named executive officers. Actual retirement benefits payable under the Officers’ SERP are dependent on an indexed retirement benefit formula, which accrues benefits equal to the excess of the aggregate annual after-tax income from informally associated life insurance contracts over the Bank’s opportunity costs related to the Officers’ SERP. Because retirement benefits payable under the Officers’ SERP are dependent on the performance of insurance contracts, the performance of such contracts is not guaranteed by the Bank. In the event of an officer’s termination of employment for any reason, other than for cause, the officer is 100% vested after 7 or more full years of service with the Bank after the officer has attained the age of 18. In the event of the officer’s termination of employment due to disability or change of control of the Company or the Bank, payments from the plan would begin at the officer’s normal or early retirement age, and the officer would be 100% vested in the entire retirement benefit amount.
In connection with the Officers’ SERP, the Bank has also entered into Life Insurance Endorsement Method Split Dollar Agreements with the officers covered under the Officers’ SERP, including the Bank’s named executive officers. Under these Agreements, in the event of the officer’s death, the officer’s beneficiary will receive the lesser of 2 times the officer’s salary at the time of death or 100% of the net-at-risk life insurance of the policy, which is defined as the death benefit in excess of cash value, together with any remaining balance in the liability reserve account.
The Company offers certain named executive officers the use of Company-owned automobiles or automobile allowances and includes the portion of use for personal business in the named executive officer’s taxable compensation. The Company also pays membership dues to social and civic clubs for certain officers, including certain named executive officers. The Company deems its payment of certain transportation costs and club membership dues as necessary to the operation of its business.
This report is provided as a summary of current Compensation Committee and Board of Director practice with regard to annual compensation review and authorization of executive officer compensation and with respect to specific action taken for the CEO.
Because executive officer and CEO salaries are not expected currently or in the near future to exceed those limitations provided under Section 162(m) of the Internal Revenue Code, the Board currently has no specific policy that addresses the income tax deductibility of “qualifying compensation” under this specific code section. However, the Company’s 1997 and 2001 Incentive Stock Option plans were designed to provide that compensation deductions, if any, available to the Company with respect to remuneration under such plan are not subject to the deduction limitations of Section 162(m).
Bank of Granite Corporation
Compensation Committee of the Board of Directors
Hugh R. Gaither, Chairman
Paul M. Fleetwood, III
Bob J. McCreary
James Y. Preston

SHAREHOLDER PERFORMANCE GRAPH
The performance graph shown on the following pages compares the Company’s cumulative total return over the most recent five-year period with the NASDAQ Composite Total Return Index and the SNL Bank Index. Returns are shown on a total return basis, which assumes the reinvestment of dividends. All of the stock performance data was independently prepared by SNL Financial LC of Charlottesville, Virginia.
BANK OF GRANITE CORPORATION
Five Year Performance Index

	2000	2001	2002	2003	2004	2005
Bank of Granite Corporation	100.0	86.9	93.4	125.4	123.4	112.5
SNL Bank Index	100.0	108.9	112.0	144.5	165.6	160.6
NASDAQ Composite Total Return Index	100.0	79.2	54.4	82.1	89.6	91.5
Source: SNL Financial LC, Charlottesville, Virginia © 2006

The average compound annual returns for the five-year period ended December 31, 2005 were 2.4% for the Company, 9.9% for the SNL Bank Index and -1.8% for the NASDAQ Composite Total Return Index. Returns by the year for the Company and the three indices are presented below.

	2001	2002	2003	2004	2005
Bank of Granite Corporation	-13.1%	7.5%	34.3%	-1.6%	-8.8%
SNL Bank Index	8.9%	2.8%	29.0%	14.6%	-3.0%
NASDAQ Composite Total Return Index	-20.8%	-31.3%	50.9%	9.1%	2.1%
TRANSACTIONS WITH OFFICERS AND DIRECTORS
The Company has had, and expects to have in the future, banking transactions in the ordinary course of its business with directors, officers and their associates, on the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others; and, in the opinion of Company management, these transactions do not and will not involve more than the normal risk of collectibility or present other unfavorable features. Loans made to officers and directors are in compliance with federal banking regulations and therefore are exempt from insider loan prohibitions included in the Sarbanes-Oxley Act of 2002. In September 2003, the Company entered into commercial leases with Salem Investors, LLC, a company jointly owned by the chief executive officer and a senior vice president of Granite Mortgage, for the purpose of providing a community banking facility to the Bank and a mortgage banking facility to Granite Mortgage in Winston-Salem, North Carolina. The lease terms commenced on September 1, 2004, and each lease has an initial term of seven years. In 2005, the monthly lease payment was $5,625 for the banking facility and $16,875 for the mortgage banking facility. Based on a fairness opinion obtained from an independent third party expert, the Company believes that the leases are on terms comparable to lease terms for similar properties in the Winston-Salem area.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10% of the Company’s Common Stock, to file with the Securities and Exchange Commission initial reports of ownership of Company Common Stock and reports of changes in ownership. Executive officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.
Based on a review of the Section 16(a) reports furnished to the Company, all Section 16(a) filings required of its directors and executive officers for 2005 were made, to the Company’s knowledge and belief, in a timely manner.

RATIFICATION OF SELECTION OF ACCOUNTANTS
(Proposal 2)
The Audit Committee of the Board of Directors of the Company has selected the firm of Deloitte & Touche LLP as independent Certified Public Accountants to audit the consolidated financial statements of the Company for the year ending December 31, 2006. The firm is to report on the Company’s consolidated balance sheets, and related consolidated statements of income, comprehensive income, cash flows, and changes in shareholders’ equity, and to perform such other appropriate accounting services as may be required by the Board of Directors. It is expected that representatives of Deloitte & Touche LLP, who also served as the Company’s accounting firm for the past fiscal year, will be present at the shareholders’ meeting. They will be provided with any opportunity to make a statement if they desire to do so and to answer appropriate questions which may be raised at the meeting.
The following table summarizes the aggregate fees billed to the Company by Deloitte & Touche LLP:

	2005	2004
Audit fees (a)	$399,171	$478,891
Audit-related fees (b)	30,998	17,500
Tax fees (c)	23,280	23,450

Total	$453,449	$519,841

(a)	Fees for audit services billed in 2005 and 2004 consisted of:
o	Audit of the Company’s annual financial statements

o	Attestation of management’s assessment of internal control, as required by the Sarbanes-Oxley Act of 2002, Section 404

o	Reviews of the Company’s quarterly financial statements

o	Regulatory audits for Granite Mortgage

o	Consents and other services related to SEC matters
(b)	Fees for audit-related services billed in 2005 and 2004 consisted of:
o	Employee benefit plan audits
(c)	Fees for tax services billed in 2005 and 2004 consisted of tax compliance:
o	Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings and consisted of:
i.	Federal and state income tax return assistance

ii.	Review of quarterly estimated tax payments
In considering the nature of the services provided by Deloitte & Touche LLP, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with Deloitte & Touche LLP and Company management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.
Pre-Approval
All of the services performed by Deloitte & Touche LLP in 2005 were pre-approved in accordance with the pre-approval policies and procedures adopted by the Audit Committee at its February 4, 2005, meeting. This policy describes the permitted audit, audit-related, tax, and other services (collectively, the “Disclosure Categories”) that the independent auditor may perform. The policy requires that prior to the beginning of each fiscal year, a description of the services (the “Service List”) expected to be performed by the independent auditor in each of the Disclosure Categories in the following fiscal year be presented to the Audit Committee for approval.
The Board of Directors unanimously recommends that the shareholders ratify the appointment of Deloitte & Touche LLP as the Company’s Independent Certified Public Accountants for the year ending December 31, 2006 by voting FOR Proposal 2. In the event that the shareholders do not ratify the appointment of Deloitte & Touche LLP as the Company’s Independent Certified Public Accountants, then the Audit Committee will reconsider the appointment.

AMENDMENT TO INCREASE MAXIMUM SIZE OF BOARD
(Proposal 3)
In anticipation of continued growth of our company, our Board of Directors, on November 21, 2005, unanimously voted to approve, subject to shareholder approval, an amendment (a copy of which is attached hereto as Appendix A) to our Certificate of Incorporation to increase the maximum number of authorized members on the Board of Directors from nine members to twelve members. Our Certificate of Incorporation currently provides that our Board of Directors shall consist of a maximum of nine members and shall never be less than the number required by law. Currently the Board size has been set at nine. However, Mr. Forlines retirement on January 8, 2006 created a vacancy on the Board, and there are currently no plans to fill this vacant position. Accordingly, only eight nominees are being recommended at this time.
Approval of the proposed amendment to our Certificate of Incorporation will require the affirmative vote of at least 67% of the issued and outstanding shares of common stock. Upon approval by our shareholders, the proposed amendment will become effective upon filing of Articles of Amendment with the Delaware Secretary of State, which will occur as soon as practicable following the meeting. In the event that the proposed amendment is not approved by our shareholders at the meeting, our Board of Directors will be limited to no more than nine members.
The Board of Directors unanimously recommends a vote for the approval of Proposal 3 to amend our Certificate of Incorporation to increase the maximum number of directors on our Board of Directors from nine members to up to twelve members.
IF YOUR SHARES ARE HELD THROUGH A BROKER, PLEASE PROVIDE YOUR BROKER WITH SPECIFIC INSTRUCTIONS AS TO YOUR VOTE ON PROPOSAL 3. YOUR BROKER IS NOT PERMITTED TO VOTE ON PROPOSAL 3 IN THE ABSENCE OF YOUR SPECIFIC INSTRUCTIONS, AND A BROKER NON-VOTE WILL HAVE THE EFFECT OF A VOTE AGAINST PROPOSAL 3.
PROPOSALS FOR 2007 ANNUAL SHAREHOLDERS MEETING
From time to time, individual shareholders may wish to submit proposals which they believe should be voted upon by the Company’s shareholders. The Securities and Exchange Commission has adopted regulations which govern the inclusion of such proposals in the Company’s annual proxy materials. No such proposals were submitted for the 2006 Annual Meeting. Shareholder proposals intended to be presented at the 2007 Annual Meeting of Shareholders must be received by the Secretary of the Company at its executive office, 23 North Main Street, P.O. Box 128, Granite Falls, North Carolina 28630 no later than November 22, 2006 (which is 120 days prior to the expected date of the 2007 Proxy Statement) in order to be eligible for inclusion in the Company’s Proxy Ballot and Proxy Statement for the 2007 Annual Meeting.
OTHER BUSINESS
Management of the Company knows of no other business to be presented to the meeting. If other matters should properly come before the Annual Meeting or any adjournment thereof, a vote may be cast pursuant to the accompanying Proxy in accordance with the judgment of the person or persons voting the same.
All shareholders are invited to attend the Annual Meeting of Shareholders on April 24, 2006 at 10:30 a.m., at the Holiday Inn — Select, 1385 Lenoir Rhyne Boulevard, S.E. (at Interstate 40, Exit #125), Hickory, North Carolina. At the meeting you may vote your shares in person. Even if you plan to attend, however, please sign and return your Proxy promptly. A Proxy may be revoked at any time before it is voted, and the giving of a Proxy will not affect the right of a shareholder to attend the meeting and vote in person.

By Order of the Board of Directors
Bank of Granite Corporation

/s/ Kirby A. Tyndall
Granite Falls, North Carolina	KIRBY A. TYNDALL
March 16, 2006	Secretary

APPENDIX A
CERTIFICATE OF AMENDMENT
TO
RESTATED CERTIFICATE OF INCORPORATION
OF
BANK OF GRANITE CORPORATION
     Bank of Granite Corporation, a corporation organized and existing under the General Corporation Laws of the State of Delaware, hereby certifies as follows:
     1. The name of the corporation is Bank of Granite Corporation. The date of filing of its original Certificate of Incorporation with the Secretary of State of Delaware was January 30, 1987.
     2. That at a meeting of the Board of Directors of Bank of Granite Corporation, resolutions were duly adopted setting forth a proposed amendment to the Restated Certificate of Incorporation of Bank of Granite Corporation, declaring such amendment to be advisable and directing that such amendment be considered at the next annual meeting of the stockholders of Bank of Granite Corporation. The resolution setting forth the proposed amendment is as follows:
     RESOLVED, that the Restated Certificate of Incorporation of Bank of Granite Corporation be amended by deleting the first sentence of Article 10 and inserting the following in place thereof:
     “10. The Board of Directors of the Corporation shall consist of a maximum of twelve (12) persons.”
     3. That thereafter, pursuant to the resolution of the Board of Directors, the annual meeting of the stockholders of Bank of Granite Corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by the Certificate of Incorporation and Section 242 of the General Corporation Law of the State of Delaware were voted in favor of the foregoing amendment.
     4. That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
     IN WITNESS WHEREOF, Bank of Granite Corporation has caused this Certificate of Amendment to be signed this ___ day of ___, 2006.

BANK OF GRANITE CORPORATION

By:

Name:

Title:

[X] PLEASE MARK VOTES AS IN THIS EXAMPLE	***** SAMPLE BALLOT ***** REVOCABLE PROXY BANK OF GRANITE CORPORATION

					With-	For all
				For	hold	Except
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.		1.	ELECTION OF DIRECTORS	[_]	[_]	[_]
John N. Bray
Leila N. Erwin
Paul M. Fleetwood, III
The undersigned hereby appoints Charles M. Snipes, John N. Bray, and James Y. Preston, or each of them, as Proxies, each with the power to appoint his or her substitute and hereby authorizes each of them to represent and to vote as designated below all the shares of Common Stock held on record by the undersigned on March 1, 2006, at the Annual Meeting of Shareholders to be held on April 24, 2006, or any adjournment thereof.
Hugh R. Gaither
Bob J. McCreary
James Y. Preston
Charles M. Snipes
Boyd C. Wilson, Jr., CPA
INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

				For	Against	Abstain
		2.	THE RATIFICATION OF	[_]	[_]	[_]
THE ACCOUNTING FIRM DELOITTE & TOUCHE LLP as the Corporation’s Independent Certified Public Accountants for the year ending December 31, 2006.

					For	Against
		3.	THE AMENDMENT TO RESTATED		[_]	[_]
CERTIFICATE OF INCORPORATION to increase the maximum size of the Board from nine to twelve members.

Please be sure to sign and date this Proxy in the spaces below.	Date	SHARES OF COMMON STOCK OF THE CORPORATION WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SHARES WILL BE VOTED FOR PROPOSAL 1 TO ELECT THE BOARD OF DIRECTORS’ NOMINEES TO THE BOARD OF DIRECTORS, FOR PROPOSAL 2 TO RATIFY THE ACCOUNTING FIRM OF DELOITTE & TOUCHE, LLP AS THE CORPORATION’S AUDITORS AND OTHERWISE AT THE DISCRETION OF THE PROXY HOLDERS. IF YOUR SHARES ARE HELD THROUGH A BROKER, PLEASE INSTRUCT YOUR BROKER HOW TO VOTE YOUR SHARES ON PROPOSAL 3. BROKER NON-VOTES ON PROPOSAL 3 WILL HAVE THE EFFECT OF A VOTE AGAINST PROPOSAL 3.

Shareholder sign above	Co-holder (if any)
sign above

^^^Detach above card, sign, date and mail in postage paid envelope provided.^^^
BANK OF GRANITE CORPORATION

The above signed hereby acknowledges receipt of the Notice of Annual Meeting of the Shareholders of the Corporation called for April 24, 2006, a Proxy Statement for the Annual Meeting, the Annual Report on Form 10-K and the 2005 Annual Report to Shareholders.

Please sign EXACTLY as your name(s) appear(s) on this proxy card. When shares are held jointly, each holder should sign. When signing in a representative capacity, please give title.

YOUR VOTE IS IMPORTANT TO US!
PLEASE ACT PROMPTLY
SIGN, DATE & MAIL YOUR PROXY CARD TODAY